SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of August 13, 2021 (the “Amendment Effective Date”), is by and between The Simply Good Foods Company, a Delaware corporation (the “Company”), and Joseph E. Scalzo, in his individual capacity (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated July 7, 2017 (as amended by that certain First Amendment to Amended and Restated Employment Agreement, dated October 16, 2019, the “Employment Agreement”), and any terms not defined herein shall have the same meaning as in the Employment Agreement.

WHEREAS, the Company and Executive desire to further amend the Employment Agreement, effective as of the Amendment Effective Date, according to the terms and conditions set forth in this Amendment, to account for certain changes to the terms of Executive’s employment.

NOW, THEREFORE, in consideration of the mutual promises, agreements and consideration set forth below, the parties agree to the following terms:

WITNESSETH

1.Section 1. The first sentence of Section 1 is hereby and amended and restated as follows:

Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to agrees to employ Executive and Executive agrees to be employed by the Company for an initial term of six years, starting on the Effective Date and ending on the sixth anniversary of such date (the “Initial Term”).

2.Section 4(c)(i). Sub-clause (y) within Section 4(c)(i) is hereby amended and restated in its entirety as follows:

(y) provide for the pro-rata vesting of any outstanding incentive equity awards (other than the Option Grant (as defined in the Second Amendment to the Amended and Restated Employment Agreement, dated August 13, 2021 (the “Second Amendment”)) based on Executive’s employment with the Company from the commencement of the then current vesting tranche through the Termination of Employment (e.g., if the current vesting period is twelve (12) months, and Executive’s Termination of Employment occurs nine (9) months after the commencement of the current vesting period, then Executive will vest in 75% of the current tranche of the incentive equity award) (the “Pro-Rata Equity Vesting”) and, to the extent the Option Grant is not fully vested as of Executive’s Termination of Employment, continued vesting of the Option Grant as if Executive remained employed and for the Option Grant to remain outstanding until its expiration date (the “Option Grant Vesting”);

3.Section 4(c)(i). Sub-clause (z) within Section 4(c)(i) is hereby amended by replacing the phrase “granted at least one year preceding the Termination of Employment” with the phrase “granted at least (1) one year preceding the Termination of Employment, in the case of awards made prior to September 1, 2022, and (2) six months preceding the Termination of Employment, in the case of awards made on or after September 1, 2022, but excluding, in each case, the Option Grant, the treatment of which is addressed in clause (y) above”.

4.Section 4(c)(iii). Section 4(c)(iii) is hereby amended and restated in its entirety as follows:

The Company shall have no obligation to provide for the Pro-Rata Equity Vesting, the Option Grant Vesting or the Requirement Equity Treatment, if Executive does not deliver the Release. Additionally, if Executive violates any of the material provisions of SECTION 5 of this Employment Agreement (with SECTION 5(e) deemed material) within two years of his Retirement Termination, then subject to the Cure Opportunity described above, (A) any unvested incentive equity awards, (B) the portion of the Option Grant that vested following the termination of Executive’s employment (the “Post-Termination Option Grant Portion”) and (C) any incentive equity awards that vested following the Retirement Termination (collectively, the “Retirement Incentive Equity”) will be forfeited without payment of any consideration, and to the extent necessary to effectuate the foregoing, Executive will be obligated to repay to the Company any gain (e.g., the fair market value of a full value award upon settlement or the excess of the fair market value of shares received upon exercise of stock options over the applicable aggregate exercise price) received in respect of any previously exercised portion of the Post-Termination Option Grant Portion or any previously exercised or settled Retirement Incentive Equity (collectively, the “Retirement Equity Forfeiture Provisions”).

5.Section 4(d)(ii). Section 4(d)(ii) is hereby and amended and restated as follows:

If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, the Company’s only obligation to Executive under this Employment Agreement (except as provided under SECTION 4(g)) shall be to make the payments required under SECTION 4(b); provided that if Executive’s resignation other than for Good Reason occurs after the fifth anniversary of the Effective Date but before the sixth anniversary of the Effective Date (and is not under circumstances where Cause exists), then subject to Executive’s execution and non-revocation of the Release within sixty (60) days following Executive’s Termination of Employment, Executive will be entitled to the Retirement Equity Treatment for then-outstanding equity awards granted prior to the Amendment Effective Date (as defined in the Second Amendment), subject to the Retirement Equity Forfeiture Provisions; and provided, further, that if Executive’s resignation other than for Good Reason occurs on or after the sixth anniversary of the Effective Date (and is not under circumstances where Cause exists), then subject to Executive’s execution and non-revocation of the Release within sixty (60) days following Executive’s Termination of Employment, Executive will be entitled to the Retirement Equity Treatment for all then-outstanding equity awards, regardless of when granted, and including, for the avoidance of doubt, the Option Grant, subject to the Retirement Equity Forfeiture Provisions.

4.Option Grant. Upon, or promptly following, the execution of this Amendment, the Company shall grant Executive options to purchase 200,000 shares of Company common stock under the Incentive Plan, at an exercise price equal to the fair market value of a share of Company common stock as of the grant date (the “Option Grant”). The Option Grant will be subject to all of the terms and conditions set forth in the governing Nonqualified Stock Option Agreement and the Incentive Plan.

5.Construction. Except as specifically provided in this Amendment, the Employment Agreement will remain in full force and effect and is hereby ratified and confirmed in all respects. To the extent a conflict arises between the terms of the Employment Agreement and this Amendment, the terms of this Amendment shall prevail.

6.Governing Law. This Amendment shall be construed under and enforced in accordance with the laws of the State of Delaware, in accordance with Section 10(c) of the Employment Agreement.

7.Entire Agreement. The Employment Agreement, as amended by the First Amendment and by this Amendment effective as of the Amendment Effective Date, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement and this Amendment.

8.Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and Executive have executed this Amendment in multiple originals to be effective on the Amendment Effective Date.

THE SIMPLY GOOD FOODS COMPANY		EXECUTIVE

By:	/s/ David West	/s/ Joseph E. Scalzo
Name:	David West	Joseph E. Scalzo
Title:	Vice Chair of the Board

The 13th day of August 2021		The 13th day of August 2021

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